Exhibit 23.1

CONSENT OF HAM, LANGSTON & BREZINA, LLP

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-183609, 333-167305, 333-149724 and 333-175303) of American Electric Technologies, Inc. (formerly American Access Technologies, Inc.) of our report dated March 28, 2014 with respect to our audit of the consolidated financial statements of American Electric Technologies, Inc. and Subsidiaries as of and for the years ended December 31, 2013 and 2012, which appears in this Annual Report on Form 10-K.

/s/ Ham, Langston & Brezina, LLP

Houston, Texas

March 28, 2014